Exhibit 99.1

               EDO Shareholders Approve Merger with ITT

                   Closing Date Set for December 20


    NEW YORK--(BUSINESS WIRE)--Dec. 18, 2007--Shareholders of EDO Corporation (NYSE: EDO) today voted overwhelmingly to approve the merger with ITT Corporation (NYSE: ITT). The shareholder vote satisfies the final condition for completion of the transaction. As a result, the merger is expected to be completed and become effective on December 20. Under the terms of the merger, EDO shareholders will receive $56 in cash for each share of common stock.

    Based on the preliminary share count, more than 77 percent of the outstanding shares were voted in favor of the merger. Under New York State law, 66.7 percent of the shares were needed for approval. The special meeting of shareholders was held at 10:00 a.m. in New York City.

    EDO Corporation designs and manufactures a diverse range of products for aerospace, defense, intelligence, and commercial markets. Major product groups include: Professional and Engineering Services, Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, and Integrated Composite Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.

    With headquarters in New York, EDO Corporation employs 4,000 people worldwide. The company was founded in 1925 and had revenues of $715 million in 2006.

    CONTACT: EDO Corporation
             William A. Walkowiak, CFA, 212-716-2038
             Vice President of Investor Relations
             ir@edocorp.com
             or
             Sara Banda, 212-716-2071
             Media Relations
             media@edocorp.com